EXHIBIT 1A-6E

MASTER SERVICES AGREEMENT

This Master Services Agreement (this "Agreement") is entered into as of July 24, 2020 (the "Effective Date"), by and between Agents National Title Insurance Company, a Missouri Corporation with offices at 1207 W. Broadway ("Vendor") and AHP Title Holdings, LLC, a limited liability company organized under the laws of the State of Delaware, with offices at 440 S. LaSalle Street, Suite 1110, Chicago, IL 60605 ("AHP") in connection with certain services for and on behalf of its subsidiary, Gulf Coast Title Insurance Company, an Alabama corporation, ("GCTIC"). AHP and/or GCTIC, as the context may require, are sometimes referred to herein as the "Company," and the Company, collectively with Vendor. are sometimes referred to herein as the "Parties").

1.	Services.

(a)	During the Term (as defined below) of this Agreement, the Company and Vendor may agree upon services that the Vendor will provide to the Company from time to time (the "Services"), which Services shall be set forth in a statement of work, in form similar to that set forth on Exhibit A to this Agreement (each, a "Statement of Work"). The Services may include provisions of services and/or delivery of certain deliverables, reports or other items, which will be described, along with any terms and conditions that are specific to such Services, in reasonable detail on the related Statement of Work. The terms and conditions of this Agreement will be incorporated into each Statement of Work. To the extent not set forth expressly in a fully executed Statement of Work, Vendor shall not have agreed to provide any Services to Company and Company shall have no liability to Vendor under this Agreement. In the event of any conflict between this Agreement and any Statement of Work, the terms, conditions and provisions of the Statement of Work shall control. Unless otherwise agreed. the Parties anticipate that the Statements of Work will be numbered consecutively.

(b)	Provision of Services. The Vendor shall provide the Services: (a) in accordance with the terms and subject to the conditions set forth in each Statement of Work and this Agreement; (b) using personnel of required skill, experience and qualifications; (c) in a timely, workmanlike, and professional manner; (d) in accordance with generally recognized industry standards in Vendor's field; and (e) to the reasonable satisfaction of the Company. Notwithstanding anything to the Agreement to the contrary, nothing in this Agreement shall be construed to prevent the Company from itself performing or from acquiring from other provides that are similar to or identical to the Services.

2.	Term, Termination and Effect.

(a)	Term. The term of this Agreement (the "Initial Term") shall be for twelve (12) months commencing on the Effective Date, unless terminated pursuant to clause (b) below. This Agreement may be renewed for successive renewal terms of twelve (12) months each upon mutual written agreement of the Parties (the Initial Term, along with any renewal term, the "Term"). Each Statement of Work executed during the Term shall set forth the period of performance and the Services to be performed under such Statement of Work, which may extend beyond the Term. Any Statement of Work executed prior to the termination of this Agreement shall remain subject to the terms and conditions of this Agreement for the term of such Statement of Work.

(b)	Termination for Breach. If either Party materially breaches this Agreement and such breach is incapable of cure or, for breaches capable of cure, such breach is not cured within ten (10) business days of receiving notice of breach from the non-breaching Party, the non-breaching Party may terminate this Agreement upon written notice to the breaching Party, For the avoidance of doubt, in the event of a breach of the terms of a particular Statement of Work which is not cured within ten (10) business days, the non-breaching party, in its sole discretion, may terminate only such Statement of Work in accordance with the terms thereof without terminating this Agreement in its entirety or any other Statement of Work,

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(c)	Effect of Termination, Following service of a notice terminating this Agreement or any Statement of Work, but prior to the effective date of such termination, each Party shall continue to abide by the terms and conditions of this Agreement and such Statement of Work and comply fully with its obligations hereunder and thereunder and it shall not in any way hinder or interrupt the performance of this Agreement or such Statement of Work during any period between the date of service of a termination notice and the date of actual termination, Any termination of this Agreement shall not affect any previously executed Statement of Work, which shall be completed according to its terms unless otherwise agreed to in writing by the Parties. Termination shall be without prejudice to any rights or remedies either Party may have against the other in respect of any antecedent breach of the terms of this Agreement; provided, however, neither Party shall be liable for any claim for loss of profit or loss of contract if either Party terminates this Agreement in accordance with its terms prior to the completion of the Services.

(d)	Termination Obligations. Upon termination of this Agreement or any Statement of Work for whatever reason:

(i)	Vendor shall render invoice(s) in respect of any Services performed since the date of the last invoice issued;

(ii)	The Company shall pay such invoice(s);

(iii)	Vendor shall deliver to Company all documents, work product and other materials, whether or not complete, prepared by or on behalf of Vendor in the course of performing the Services for which Company has paid;

(iv)	Vendor shall return to Company all Company-owned property, equipment, or materials in its possession or control;

(v)	Vendor shall remove any Vendor-owned property, equipment, or materials located at Company's locations;

(vi)	Vendor shall deliver to Company, all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Company's Confidential Information (hereinafter defined);

(vii)	Vendor shall provide reasonable cooperation and assistance to Company in transitioning the Services to an alternate service provider;

(viii)	On a pro rata basis, Vendor shall repay all fees and expenses paid in advance for any Services which have not been provided;

(ix)	Vendor shall permanently erase all of Company's Confidential Information from Vendor's computer systems;

(x)	Vendor shall certify in writing to Company that it has complied with the requirements of this Section 2(e); and

(xi)	The following Sections of this Agreement shall survive: 2(c), 2(d), 4, 5, 6, ?(b), 10, 13 and 14.

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3.	Compensation and Invoicing.

(a)	Fees. Vendor's fees in connection with the Services shall be as set forth in any applicable Statement of Work and shall be paid in accordance with the Statement of Work and this Agreement.

(b)	Invoicing and Payment. Unless otherwise specified in a Statement of Work, Vendor shall invoice the Company no later than thirty (30) days after Services have been completed under the applicable Statement of Work. The Company agrees to pay all invoices, or the undisputed portions thereof, within thirty (30) days of receipt. Vendor agrees to provide Company, within five (5) business days of Company's request, any documentation reasonably requested by the Company evidencing or relating to all charges imposed in each invoice.

(c)	Expense Reimbursement. If applicable to Services to be provided and specifically indicated in any Statement of Work, the Company shall reimburse Vendor in accordance with Exhibit B of this Agreement for actual and reasonable expenses incurred in connection with the Services.

(d)	Disputed Invoices. If the Company disputes any invoice (or a portion thereof), it may withhold payment of any disputed amounts but agrees to pay any non disputed portions in accordance with Section 3(a). Prior to the initiation of any dispute resolution as provided in this Agreement, Company and Vendor agree to work together in good faith to resolve any disputes concerning any invoice.

(e)	Changes to Fees. The Company acknowledges that the fees for Services and for reimbursement of expenses described in any Statement of Work are subject to change upon written notice; provided, however, that no such changes shall affect any previously executed Statement of Work or become effective unless agreed to in writing by the Parties.

4.	Confidentiality.

(a)	Confidential Information Defined. For the purposes of this Agreement and any Statement of Work, "Confidential Information" shall mean any nonpublic proprietary information of a Party (the "Disclosing Party") that is disclosed or made available to the other Party (the "Receiving Party"), including, but not limited to: (i) the terms and/or existence of this Agreement and any Statement of Work, business or technical processes, formulae, source codes, object code, product designs, sales, cost and other unpublished financial information, customer information, product and business plans, projections, marketing data or strategies, trade secrets, intellectual property rights, know-how, expertise, methods and procedures for operation, information about employees, customer names, business or technical proposals, and any other information which is or should reasonably be understood to be confidential or proprietary to the Disclosing Party; and (ii) Customer Sensitive Data (as defined in Section 5 of this Agreement). The foregoing definition of Confidential Information applies to: (x) all such information, whether tangible or intangible and regardless of the medium in which it is stored or presented; and (xi) all copies of such information, as well as all memoranda, notes, summaries, analyses, computer records, and other materials prepared by the Receiving Party or any of its employees, agents, advisors, directors, officers, affiliates, representatives and subcontractors (collectively "Representatives") that contain or reflect the Confidential Information. This Section 4(a) applies to any Confidential Information whether or not marked, designated, or otherwise identified as "confidential" in connection with this Agreement and such Confidential Information shall be used solely for said Party's use in performing its obligations under this Agreement and shall not be disclosed or copied unless authorized by such Party in writing. Upon request of a Disclosing Party, the Receiving Party shall promptly return all documents and other materials received from the Disclosing Party and the Disclosing Party is entitled to injunctive relief for any violation of this Section 4(a).

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(b)	Use of Confidential Information. Each Party acknowledges that during the Term of this Agreement it may be exposed to or acquire Confidential Information of the other Party or its affiliates. The Receiving Party shall hold the Confidential Information of the Disclosing Party in strict confidence and will not disclose such information except to its Representatives_ who_ have a need to know such information for the purpose of effecting the terms and conditions of this Agreement or any Statement of Work and who are bound to the Receiving Party by confidentiality restrictions materially equivalent to those contained herein. The Receiving Party shall be responsible for the breach of this Agreement by any of its Representatives. The Receiving Party will protect the Disclosing Party's Confidential Information using the same degree of care that it uses to protect its own information of like import, but in no event with less than a commercially reasonable standard of care.

(c)	Exceptions. Confidential Information shall not include, and this Agreement imposes no obligations with respect to, information that (i) is or becomes part of the public domain other than by disclosure by a Party in violation of this Agreement; (ii) was disclosed to a Party prior to the effective date of this Agreement without a duty of confidentiality; (iii) is independently developed by a Party outside of this Agreement and without reference to or reliance on any Confidential Information of the other Party; or (iv) was obtained from a third party not known after reasonable inquiry to be under a duty of confidentiality owed to the Disclosing Party. The foregoing exceptions shall not apply to any Customer Sensitive Data, which shall remain confidential in perpetuity in all circumstances, except as required or permitted to be disclosed by applicable law, statute, or regulation as set forth in subsection {d) hereof.

(d)	Disclosure by Operation of Law. If either Party is requested to disclose all or any part of any Confidential Information under a subpoena, or inquiry issued by a court of competent jurisdiction or by a judicial or administrative agency or legislative body or committee, such Party shall (i) to the extent permitted by law, promptly notify the other Party of the existence, terms and circumstances surrounding such request; (ii) consult with the other Party on the advisability of taking legally available steps to resist or narrow such request and cooperate with such Party with respect to any steps it considers advisable; and (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise commercially reasonable efforts to obtain an order, stipulation or other reliable assurance that confidential treatment shall be accorded to such portion of the Confidential Information to be disclosed. Each Party shall reimburse the other Party for reasonable and actual legal fees and expenses incurred in connection with such Party's effort to comply with this section.

(e)	Return of Confidential Information. Upon the termination of this Agreement, Vendor shall return or, at the Company's option, destroy all Confidential Information to the Company provided to it pursuant to this Agreement, and, at all other times during the Term of this Agreement, upon the request of the Disclosing Party, the Receiving Party shall return or, at the Disclosing Party's option, destroy all Confidential Information to the Disclosing Party provided to it pursuant to this Agreement; provided, however, in each case, (i) the Receiving Party shall be permitted to retain copies of the Disclosing Party's Confidential Information solely for archival, audit, disaster recovery, legal and/or regulatory purposes, and (ii) neither Party will be required to search archived electronic back-up files of its computer systems for the other Party's Confidential Information in order to purge the other Party's Confidential Information from its archived files; provided further, that any Confidential Information so retained will (x) remain subject to the obligations and restrictions contained in this Agreement, (xi) be maintained in accordance with the retaining Party's document retention policies and procedures, and (xii) the retaining Party will not use the retained Confidential Information for any other purpose.

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(f)	Publicity. Except as mutually agreed upon by the Parties in writing, neither Party shall publicize, disclose or allow disclosure of any information about the other Party or its present or former Representatives or clients, or take any other action seeking to publicize or disclose any information about the other Party; provided, however, that nothing shall prevent a Party from making such disclosures if required by applicable law or any required regulatory filing.

(g)	Remedies. The Parties agree that an actual or threatened breach of this Section by it or its Representatives may cause irreparable damage to the Disclosing Party and that damages may not be an adequate remedy for any such breach. Accordingly, each Party shall be entitled to seek injunctive relief to restrain any such breach, threatened or actual, without the necessity of posting bond, in addition to any other remedies available to such Party at law or in equity.

(h)	Use of Deliverables. Notwithstanding anything to the contrary contained in this Agreement, the Company may, without the permission of Vendor, use any reports provided to it pursuant to a Statement of Work (each a "Deliverable"), for internal purposes in the ordinary course of its businesses.

5.	Privacy, Confidentiality and Information Security. To the extent applicable, the terms and conditions of the Privacy, Confidentiality and Information Security Addendum, attached hereto as Exhibit C, are hereby incorporated by reference.

6.	Ownership of Deliverables. Vendor hereby irrevocably assigns to the Company, its successors and assigns exclusive ownership rights, including without limitation all patent, copyright, and trade secret rights, in and to the Deliverables, which shall be considered works made for hire.

7.	Relationship of the Parties.

(a)	Independent Contractor. Vendor, in performance of this Agreement and any Statement of Work, is acting as an independent contractor and not as an employee or agent of the Company and neither Vendor, nor any employee, subcontractor, agent or representative of Vendor (the "Vendor Parties"), shall be considered an employee or agent of the Company within the meaning or the application of any Federal, State or local laws or regulations. Vendor shall be solely responsible for the payment of (i) compensation to all Vendor Parties, and (ii) any associated taxes assessed by any relevant taxing authority. Vendor shall inform all Vendor Parties that they are not entitled to any Company benefits. Vendor shall not have any right, power or authority to create, and shall not represent to any person that it has the right, power or authority to create, any obligation, express or implied, on the Company's behalf without the express prior written consent of Company.

(b)	Subcontractors. Unless otherwise agreed to in a Statement of Work, Vendor is responsible for its acts and the acts of all Vendor Parties. The terms of any subcontract entered into pursuant to the terms of this Section (a "Permitted Subcontract") shall materially conform to the provisions of this Agreement, including, without limitation, the confidentiality provisions contained in this Agreement. Any Permitted Subcontract entered into by Vendor shall not relieve Vendor of its obligations under this Agreement or any Statement of Work.

(d)	Non-Exclusive Relationship. This Agreement is nonexclusive and Vendor is not restricted from dealing with other companies or organizations not party to this Agreement with respect to providing or securing services similar to or equivalent to the Services which are subject of this Agreement.

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8.	Vendor Warranties. Vendor represents and warrants that:

(i)	It is validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to enter into this Agreement and each Statement of Work and to provide the Deliverables and Services.

(ii)	It is duly licensed to transact its current business and in good standing in each jurisdiction in which the conduct of its business requires such licensure.

(iii)	It has the right to enter into this Agreement and each Statement of Work and to provide all related materials and Services required under this Agreement or any agreement entered into pursuant to this Agreement (including each Statement of Work), and its performance will not violate the terms or provisions of any other agreement or contract to which it is a party.

(iv)	It shall comply with all laws and regulations applicable to the provision of the Services and/or the use of the Deliverables.

9.	Taxes.

(a)	Responsibility for Taxes. Prices in this Agreement do not include any applicable sales, use, ad valorem or similar taxes (each, a "Tax" and collectively, "Taxes") regardless of the taxing authority. To the extent Vendor is required by law to collect such Taxes, one hundred percent (100%) of such Taxes shall be added to invoices as separately stated charges and paid in full by Company in accordance with this Agreement, unless Company is exempt from such Taxes and furnishes Vendor with a certificate of exemption. Vendor is responsible for complying with all laws applicable to the manufacture, delivery, and export/import of any products and provision of the Services. Vendor shall be responsible for all taxes imposed on Vendor's income or property.

(b)	Tax Disputes. If Company disagrees with Vendor's determination that any Tax is due with respect to transactions under this Agreement or any Statement of Work, Company shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, Company shall have the right to contest any asserted claim for such Taxes. Vendor agrees to cooperate with Company in the event Company determines to contest any such Taxes. Company and Vendor shall promptly inform each other in writing of any assertion by a taxing authority of additional tax liability in respect of said transactions. Any legal proceedings or any other action against Vendor and with respect to such asserted liability shall be under Vendor's direction but Company shall be consulted. Any legal proceedings or any other action against Company and with respect to such asserted liability shall be under Company's direction but Vendor shall be consulted. In any event, Company and Vendor shall fully cooperate with each other as to the asserted liability. Each Party shall bear all the reasonable costs of any action undertaken by the other at that Party's request.

10.	Indemnification; Limitation on Liabilities.

(a)	Vendor agrees to defend, with counsel reasonably acceptable to the Company (or settle at Vendor's sole cost and expense but with the Company's consent, which may be withheld or conditioned in its sole discretion, if such settlement involves any non-monetary consideration), indemnify and hold the Company, its affiliates, and assignees and each of its and their managers, directors-, partners, officers, employees and agents (collectively, the "Company Indemnified Parties") harmless from and against any and all suits, claims and proceedings resulting in liabilities, damages, costs, losses and expenses, including court costs and attorneys' fees and expenses (collectively "Losses"), which arise from the performance by Vendor of its Services under this Agreement or any Statement of Work, including the willful misconduct or bad faith of Vendor, except to the extent such Losses arise out of or relate to (i) the Company's negligence, willful misconduct or fraud, (ii) Vendor's reliance on the Company's written instructions or (iii) the Company's breach of this Agreement.

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(b)	The Company agrees to defend, with counsel reasonably acceptable to Vendor (or settle at the Company's sole cost and expense but with Vendor's consent, which may be withheld or conditioned in its sole discretion, if such settlement involves any non-monetary compensation), indemnify and hold Vendor, its affiliates, and assignees and each of its and their managers, directors, partners, officers, employees and agents (the "Vendor Indemnified Parties") harmless from and against any and all suits, claims and proceedings resulting in Losses which arise from (i) the performance of Vendor of its Services under this Agreement or any Statement of Work, to the extent such Losses arise out of or relate to (A) the Company's negligence, willful misconduct or fraud, (B) Vendor's reliance on the Company's written instructions or (C) the Company's breach of this Agreement, and (ii) any claim that Vendor's representatives constitute employees of the Company.

(c)	Each Party shall promptly notify the other in writing of any claim or proceeding which it believes falls within the scope of this Section 10, but failure to give such notice shall not relieve the obligations of the indemnifying Party described in this Section 10. In addition to the foregoing, each Party agrees to indemnify the Company Indemnified Parties or Vendor Indemnified Parties, as applicable, for reasonable costs incurred by such Indemnified Parties in responding to subpoenas and other discovery, and/or other judicially recognized requests that are related to regulatory investigations or actions or civil or criminal actions, arbitrations and/or other administrative proceedings, whether brought by or against the indemnifying Party or in which the indemnifying Party's actions are a material issue. This Section 10 shall apply to direct and third party claims and shall survive the termination of this Agreement and/or any Statement of Work.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT OR ANY STATEMENT OF WORK FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, BREACH OF EXPRESS OR IMPLIED WARRANTY, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY, THIRD PARTY CLAIMS FOR LOSS OF PROFITS, LOSS OF DATA, LOSS OF CUSTOMERS, DAMAGE TO REPUTATION OR GOODWILL OR ANY OTHER LEGAL THEORY, EVEN IF IT WAS SPECIFICALLY ADVISED ABOUT THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. IN NO EVENT SHALL VENDOR'S AGGREGATE LIABILITY TO THE COMPANY EXCEED AN AMOUNT EQUAL TO FEES ACTUALLY RECEIVED BY VENDOR IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM AT ISSUE.

11.	Timeliness of Performance. Neither Party shall incur any liability due to failure or delay in performance of any obligation caused by Force Majeure, at least for the duration of the Force Majeure; provided, however, that the affected Party shall immediately notify the other of the existence of the Force Majeure and the effect on its ability to perform its obligations under this Agreement or any Statement of Work, and that the affected party undertakes all reasonable efforts to mitigate the impact of the Force Majeure on the other party. The term "Force Majeure" shall mean and include without limitation any Act of God or any other circumstance of a similar nature beyond the reasonable control of an affected party (but excluding any act or omission by an Affiliate of such party). If any Force Majeure endures more than five (5) days, the Company shall have the option to terminate this Agreement and any Statement(s) of Work by giving written notice of said termination to Vendor. Such termination will be without further liability to Vendor except as may otherwise be provided for herein and payment for services performed through the effective date of termination. The Company shall have the right to cover and seek a third party source for Services, at its own expense, during any event of Force Majeure, without liability to Vendor for any Services affected by the Force Majeure.

12.	Background Check and Testing. If Vendor's Representatives are on-site at a Company location or have access to the Company's systems, the Company may, at the Company's sole expense, conduct a background, reference, educational, criminal record, credit and other checks, as well as finger printing and drug screens for Vendor and its employees, subcontractors and agents in connection with the performance of Services under this Agreement where such testing is permissible by law, unless otherwise stated in any Statement of Work hereto.

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13.	Non-Solicitation. The Parties mutually agree that during the Term, and for a period of twelve (12) months thereafter, the Parties will not, directly or indirectly, solicit for employment or hire any employee of Party or its affiliates who was introduced or made known in connection with the Services: provided, however, that this Section 13 shall not preclude the Company from hiring any such employee who responds to a general solicitation through a public medium not targeted at employees of Party or its affiliates.

14.	Right to Audit. Vendor will provide to the Company, and to the Company's auditors, inspectors and representatives (the "Company Auditors"), access at all reasonable times to (a) Vendor's facility, or such other location at which Vendor is performing any Services under any Statement of Work, (b) the Vendor Parties or other applicable Vendor personnel, and (c) all data and records (including directly applicable financial books and records) relating to the services for the purpose of performing periodic audits and inspections. Such audits and inspections shall be for the purpose of (x) verifying the integrity of data owned or controlled by Vendor, (y) examining the systems that process, store, support and transmit that data, and/or (z) examining Vendor's performance of the services, the accuracy of billings, and/or its compliance with the terms of this Agreement and any applicable Statements of Work. Vendor will provide to the Company Auditors all reasonable assistance that they require in connection with such audits and inspections. Upon completion of the audit, the Company will issue to Vendor an audit report and, upon request from the Company, Vendor will promptly meet with the Company to review the findings included in such audit report. Notwithstanding whether any such meeting is held, if any such audit or inspection determines that Vendor is not in compliance with the terms of this Agreement or any applicable Statement of Work, or that the billing is incorrect, Vendor will remedy such non-compliance not later than ten (10) days after the issuance of the audit report. The Company is not obligated to conduct such audits or investigations and the failure to conduct such audits or investigations will in no way relieve either Party of its obligations under this Agreement.

15.	Notices. Any notice or communication required or permitted to be given by either Party under this Agreement shall be in writing and shall be hand delivered or sent by certified or registered mail, return receipt requested or by confirmed electronic transmission or by an overnight delivery service to the party receiving such communication at the address specified below or such other address as either Party may in the future specify in writing to the other Party.:

If to Vendor:

Agents National Title Insurance Company

1207 W. Broadway Suite C.

Columbia MO 65203

Attn: David Townsend, dtownsend@agentstitle.com

If to the Company:

AHP Title Holdings, LLC

440 S. LaSalle Street, Suite 1110

Chicago, IL 60605

Attn: Patrick McLaughlin, Email: pmclaughlin@ahptitle.com

With a Copy to:

Lex Nova Law LLC

1810 Chapel Avenue, Suite 200

Cherry Hill, New Jersey 08002

Attention: William Skinner, Esquire

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16.	Insurance. Vendor shall, at its own expense, maintain and carry insurance in full force and effect with financially sound and reputable insurers, that includes, but is not limited to, commercial general liability with limits no less than $2 million per occurrence and $5 million in the aggregate, including bodily injury and property damage and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of Vendor under this Agreement. Upon Company's request, Vendor shall provide Company with a certificate of insurance from Vendor's insurer evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name Company as an additional insured. Vendor shall provide Company with thirty (30) day's advance written notice in the event of a cancellation or material change in Vendor's insurance policy. Except where prohibited by law, Vendor shall require its insurer to waive all rights of subrogation against Company's insurers and Company or the Indemnified Parties. If ii shall have employees providing services for Company, Vendor shall also provide worker's compensation insurance covering those employees in an amount sufficient under applicable law and shall provide a certificate of insurance to Company evidencing such coverage within thirty (30) days of the effective date of this Agreement.

17.	Miscellaneous.

(a)	Entire Agreement: Amendment. Except as expressly set forth herein, this Agreement, including any attached Exhibits, supersedes all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement and the applicable Statements of Work and, together with any Confidentiality and Non-Disclosure Agreement entered into by and between the Parties (the "NDA"), constitutes the complete agreement and understanding between the Parties unless modified in a writing signed by both Parties. The Parties agree that the term of any previously executed NDA shall run concurrently with the Term of this Agreement. When executed by both Parties thereto, each Statement of Work (with this Agreement incorporated) will constitute the entire agreement between the Parties with respect to the subject matter of the applicable Statement of Work, superseding all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the Parties pertaining to the subject matter thereof. Except as otherwise expressly provided in this Agreement or any Statement of Work, no amendment to, or change, waiver or discharge of, any provision of this Agreement or any Statement of Work shall be valid unless in writing and signed by an authorized representative of each of the Parties hereto or thereto, as applicable. If a conflict exists between the terms of this Agreement and any Statement of Work, the terms and provisions of the applicable Statement of Work shall control and supersede any conflicting terms of this Agreement.

(b)	Assignment. Neither Party may assign this Agreement or any outstanding Statements of Work without the prior written consent of the other Party; provided, however, that the Company shall have the right to assign this Agreement, including any outstanding Statements of Work, to (a) any Company Affiliate or (b) any third party in connection with the sale of all or substantially all of the Company's assets. For the avoidance of doubt, any transaction resulting in the sale or transfer, directly or indirectly, of all or any portion of a Party's equity shall not be considered an assignment of this Agreement and shall not require notice to or consent of the other Party.

(c)	Governing Law. This Agreement and all matters relating to or arising under this Agreement shall be governed in all respects by the laws of the State of Missouri without giving effect to principles of conflicts of law.

(d)	Beneficiaries. Vendor and Company agree that this Agreement and each Statement of Work are for the benefit of Vendor and Company and are not intended to, and do not, confer any rights or benefits on any third party.

(e)	Severability. If any provision of this Agreement or any Statement of Work (or any portion thereof) is determined to be invalid or unenforceable the remaining provisions of this Agreement or Statement of Work shall not be affected by such determination and shall be binding upon Company and Vendor and shall be enforceable as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement or any Statement of Work.

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(f)	No Waiver. The failure by either Company or Vendor to insist upon strict performance of any of the provisions of this Agreement shall in no way constitute a waiver of its rights under this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by the other party in the performance of or compliance with any of the terms of this Agreement or any Statement of Work.

(g)	Section Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

(h)	Counterparts. This Agreement and any Statement of Work may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Any signature delivered by a party by facsimile or other electronic transmission (including in "PDF" or similar format) shall be deemed to be an original signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, each acting with due and proper authority, have executed this Agreement as of the Effective Date.

AHP TITLE HOLDINGS, LLC	AGENTS NATIONAL TITLE INSURANCE COMPANY

By: /s/ Patrick McLaughlin	By: /s/ David Townsend
Name: Patrick McLaughlin	Name: David Townsend
Title: President	Title: President

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EXHIBIT A

FORM OF STATEMENT OF WORK

This Statement of Work Number 1 (the "SOW"), dated as of July 24, 2020 (the "SOW Effective Date") is made between AHP Title Holdings, LLC ("AHP") and Agents National Title Insurance Company ("Vendor") and shall be governed by the terms and conditions of the Master Services Agreement dated as of July 24, 2020 between the AHP and Vendor (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement. This SOW shall be effective on the SOW Effective Date.

1.	Description of Services to be provided under this SOW: Vendor shall perform services to support and manage the Company (to be renamed AHP Title Direct Inc.).

2.	Compensation/Fees. There will be three stages of fees and compensation for Vendor:

1.	Stage One: Set Up: This is to include fees and compensation for Vendor based on the duties described in the below attachment. This_stage_ will also include some elements of IT Support and Agency Support Services as needed..

2.	Stage Two: Underwriting Operations: When the Company is ready to do business in a given state, fees and compensation shall be paid for the duties described under the headings in Section 4 herein below: Underwriting, Agency Support Services, IT Support, and Accounting as well as ongoing state licensure, FHLB, Investment and Regulatory.

3.	Stage Three: Full Operations Upon Completion of Stage One and Stage Two, the vendor shall continue support at such levels as Company shall deem necessary in accordance with the operating model that has been developed by mutual agreement of the parties.

See attached description of fees in Attachment 1

3.    Timeline / Term (e.g., specify beginning and ending dates for Services/Deliverables): The term of this SOW shall commence on the SOW Effective Date and shall continue for a period of twelve (12) months thereafter (the 'Term"). The Term may be extended for additional terms upon mutual written agreement of the Parties.

4.   Obligations of Vendor (e.g., describe specific obligations, responsibilities, requirements of Vendor):

Form A and Re-domestication: Vendor will aid in the Form A process and re-domestication of the Company to Vermont. This would include aiding in the preparation of the Form A filing and re domestication. Vendor will identify local counsel, to be engaged and paid for by the Company, to assist with such process.

FHLB: Vendor will work with the Company and its affiliates to secure funding through the Boston Federal Home Loan Bank, including oversight of discussions and materials presented.

Underwriting: Vendor will provide dedicated underwriting staff to provide service and support to contracted agents of the Company. The underwriting staff would answer questions from the agent via email and phone from a dedicated email and phone number. Underwriting staff would also make visits to agents and perform on site training and continuing education. Approval for high liability transactions (over limit review) would be performed by underwriting staff based upon criteria to be established by the Company.

Exhibit A-1

Agency Support Services: All aspects of agency administration will be performed by Vendor, including Agency appointments and filings with the Vermont Department of Insurance. The Vendor's Agency Support team will also act as the training team for software integrations with the title agent's title production systems and the underwriter system. The Agency Support team will monitor and oversee licensing, E & O insurance and compliance with state laws, ALTA policy form licensing, and other matters necessary to maintain agents in good standing. All agency reporting to state regulatory bodies and other external parties will be performed by the Agency Support team. The Agency Support team will assist with Accounts Receivable issues and resolution of billing questions.

IT Support: Vendor will provide all updates and support for policy and reporting software based on a system chosen by mutual agreement of the part!es. This includes, but is not limited to, title production system access via Vendor integrations, system report!ng, report creation and other internal IT support matters. All external development will be the purview of a third-party vendor. This would include customization and development according to the requests of the Company.

Accounting: Vendor shall properly maintain records to support policy holder activity and premium calculations, statutory premium reserves, premium taxes, ceded and other costs associated with issuing title insurance policies on the integrated system on the Company's behalf. Additionally, Vendor will maintain accounting records to support auditing and reporting for premium tax filings, claims, and data calls. Vendor shall also prepare all quarterly and annual filings for review by Company's parent company. Vendor will work with the auditors and actuary in support of the audit and actuarial reports developed on an annual basis. Vendor will address Accounts Receivable issues and resolutions of billing questions. Vendor will work with Claims and maintain proper reporting/tracking of claim reserves and loss reporting.

Investment: Vendor will work with the Company to develop an investment plan which meets the approval of the Vermont Department of Insurance.

Regulatory: Vendor will assist Company with any communication with Departments of Insurance including but not limited to market conduct, financial examinations and rate/form filings. Vendor will assist agents with any data call requirements and filing. Bulletins will be sent to agents to maintain compliance.

3.       Company contact person name/phone number/email address: Patrick McLaughlin 714-604- 5025 pmclaughlin@ahpservicing.com

4.       Vendor contact person name/phone number/email address: Brent Scheer 573-442-3351 bscheer@agentstitlte.com

All of the terms, covenants and conditions set forth in the Agreement are incorporated herein by reference as if the same had been set forth herein in full.

AGENTS NATIONAL TITLE INSURANCE COMPANY	AHP TITLE HOLDINGS, LLC

By: /s/ David Townsend	By: /s/ Patrick McLaughlin
Name: David Townsend	Name: Patrick McLaughlin
Title: President	Title: President

Exhibit A-2

Attachment 1

Fees

Stage 1 Services and Fees:

Regulatory -Monthly fee will start the next calendar month after approval of Alabama Form A.

Monthly fee will be calculated as follows:

$10,000 per year (or $833 per month) (base fee)+ $4,588 per year per licensed state (or

$382 per month per licensed state), but in no event more than $88,000 combined per year, assuming a maximum of 17 licensed states.

Re-domestication Assistance - Included in monthly regulatory fee.

State expansion - $3,500 per application (includes completion of application, submission and resolution to- approval; excludes filing fees and costs).

FHLB Application - $3,500 paid at application submission (includes completion of application, submission, and resolution to approval; excludes any filing fees or costs).

Stage 2 Services and Fees:

Accounting/IT Support: Monthly fee will start on the first day of the next calendar month after approval of Alabama Form A. Monthly fee will be calculated as follows:

$10,000 per year ($833 per month) (base fee)+ $1,515 per year per licensed state (or $126 per month per licensed state) but in no event more than $35,750 combined per year, assuming a maximum of 17 licensed states.

Technology/Integration: Development and support of platform integration and third-party fees. Monthly development and support fee will be calculated as follows:

The base fee will be $2,083 per month, payable on the first day of the next calendar month after approval of Alabama Form A, for the purpose of preparing for agency policy production. Notwithstanding the foregoing, in no event shall this fee exceed $25,000 combined per year, assuming a maximum ofup to 9,000 policies per year and 17 licensed states. A $2 per policy integration fee will be imposed in addition to the base fee and will be billed monthly on the first day of the next calendar month.

The development and support fee is exclusive of platform integration and third party fees.

Ongoing Agent Support: Monthly fee shall start in the calendar month in which GCTIC executes first agency contract. Monthly fee will be calculated as follows:

$5,000 per year ($417 per month) (base fee)+ $1,000 per year per licensed state (or $83 per month), but in no event more than $22,000 combined per year, assuming a maximum of two (2) agents that are affiliated with the Company, up to 9,000 policies per year, and a maximum of 17 licensed states.

Attachment 1-1

Underwriting Support: Monthly fee shall start in the calendar month in which GCTIC executes first agency contract. Monthly fee will be calculated as follows:

$10,000 per year ($833 per month) (base fee)+ $4,265 per year per licensed state (or $355 per month per licensed state), but in no event more than $82,500 combined per year, assuming a maximum of up to 9,000 policies per year a maximum of 17 licensed states.

Claims Admin: Monthly fee is included in Regulatory fee per the above.

Management/Other Admin: This fee is for miscellaneous administrative services, including but not limited to, the strategic advice and counsel of ANTIC's CEO, COO and CFO and other key personnel as necessary to assist in the growth of Company. This monthly fee will start on the next calendar month after approval of Alabama Form A. Monthly fee will be calculated as follows:

$10,000 per year (base fee) ($833 per month)+ $4,265 per year per licensed state (or $355 per month per licensed state), but in no event more than $82,500, assuming a combined maximum of up to 9,000 policies per year and a maximum of 17 licensed states.

Attachment 1-2

	Year 1	Year 2	Year 3	Year 4	Year 5
Orders	–	4,000	8,500	9,000	12,000

One-time Setup (amortize over 3 years)
Amortization		$40,000	$40,000	$40,000

LEGAL & AUDITING LINE ITEM DETAIL:
Technology Costs		$25,000	$25,000	$25,000	$27,500
Integration per policy		8,000	17,000	18,000	24,000
Tech Totals		33,000	42,000	43,000	51,500
Monthly Maintenance of	Years 4-5
Underwriting	9,706	82,500	82,500	165,000	165,000
Agency Support	2,588	22,000	22,000	44,000	44,000
Accounting/IT Support	N/A	33,750	35,750	71,500	71,500
Regulation/Claims Admin	5,176	88,000	88,000	88,000	88,000
Mgmt/Other Admin	4,853	82,500	82,500	82,500	82,500
Monthly Maintenance Totals	22,324	310,750	310,750	451,000	451,000

State Application costs:	$3,500
1 FL	3,500
1 SC	3,500
1 TX	3,500
1 PA	3,500
1 CO	3,500
1 NV	3,500
1 TN	3,500
1 GA	3,500
1 OH	3,500
1 AZ	3,500
1 NC	3,500
1 VA	3,500
MI	3,500
AL (Assist Prep Form A filing)
1 IL	3,500
1 MD	3,500
1 UT	3,500
NJ	3,500
1 IN	3,500
1 KY	3,500
VT
Labor to prepare/file Apps	66,500
17 TOTAL LEGAL & AUDITING	$66,500	$343,750	$352,750	$494,000	$502,500

Miscellaneous:
FHLB of Boston app filing fee	3,500
Expansion App Filing fees	26,500
TOTAL MISCELLANEOUS	30,000

*Assumptions in the table include a regulatory approval process and file volumes as provided by Company. Service fees may be incurred earlier or later based on the above mentioned milestones for incurring fees. Above service fees reflect full year cost, but may be pro-rated on a monthly basis upon meeting milestones for incurring fees. Filing costs include the service fee for Vendor support. Additional filing fees by state may be incurred as applicable.

Attachment 1-3

EXHIBIT B

Vendor Travel and Expense Policy

1.	Vendor shall be reimbursed for any travel required by the COMPANY. The reimbursement shall be limited to actual costs incuned, such as airfare, mileage, hotel, meals, and rental cars.

Exhibit B-1

EXHIBIT C

Privacy, Confidentiality and Information Security Addendum

This Privacy, Confidentiality and Information Security Addendum ("Addendum"), by and between Company and Vendor (collectively referred to as the "Parties"), sets forth the terms and conditions relating to the privacy, confidentiality, security and protection of Personal Information (as defined below) associated with Services rendered by Vendor to the Company pursuant to the Master Services Agreement, to which this Addendum is attached (the "Agreemenf'). In the event of a conflict between this Addendum and the Agreement, the terms of this Addendum shall prevail.

1.	Definitions

(a)	"Information Security lncidenf' means any actual or suspected unauthorized or accidental access to or loss, use, disclosure, modification, destruction or acquisition of any Personal Information.

(b)	"Personal Information" means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular identified or identifiable individual or household, that may be: (i) processed at any time by Vendor in anticipation of, in connection with or incidental to the performance of the Agreement or (ii) derived by Vendor from such information. Personal Information includes, but is not limited to, the data elements listed in section 140(o)(1)(A)-(K) of the California Consumer Privacy Act of 2018 and its implementing regulations, if any such data element identifies, relates to, describes, is reasonably capable of being associated with, or could be reasonably linked, directly or indirectly, with a particular individual or household. Personal Information also includes all non-public, personally identifiable information, including, but not limited to, personal or financial information regarding the Company's former, current or prospective clients, customers or employees.

(c)	"Privacy Laws" means all (i) applicable laws, rules, regulations, directives and governmental requirements currently in effect and as they become effective relating in any way to the privacy, confidentiality or security of Personal Information; (ii) all applicable industry standards concerning privacy, confidentiality or information security; and (iii) applicable provisions of Company's written requirements currently in effect and as they become effective relating in any way to the privacy, confidentiality or security of Personal Information or applicable privacy policies, statements or notices that are provided to Vendor in writing.

(d)	"Process" (and its derivatives) means any operation or set of operations performed upon Personal Information, whether or not by automatic means, including without limitation, creating, collecting, aggregating, procuring, obtaining, accessing, recording, organizing, structuring, storing, adapting, altering, retrieving, consulting, using, disclosing, disseminating, making available, aligning, combining, restricting, erasing and/or destroying the information.

(e)	"Subcontractor' means any entity engaged by Vendor (or further Subcontractor) to Process Personal Information on behalf of Company.

Any capitalized term used but not defined herein shall have the meaning ascribed to it in the California Consumer Privacy Act of 2018 and its implementing regulations ("CCPA"), except that the definition of Personal Information set forth in this Addendum shall control in any and all cases.

Exhibit C-1

2.	Privacy, Confidentiality and Information Security

(a)	The Parties acknowledge and agree as follows:

(i)	Company has the sole and exclusive authority to determine the purposes and means of the Processing of Personal Data Processed under the Agreement, and Vendor is acting solely as a Service Provider with respect to Personal Information.

(ii)	The Personal Information that Company discloses to Vendor is provided to Vendor for a Business Purpose, and Company does not Sell Personal Information to Vendor in connection with the Agreement.

(iii)	During the time the Personal Information is disclosed to Vendor, Company has no knowledge or reason to believe that Vendor is unable to comply with the provisions of this Addendum.

(b)	Vendor represents, warrants and covenants as follows:

(i)	Vendor shall not (1) Sell Personal Information, or (2) retain, use or disclose Personal Information (i) for any purpose other than for the specific purpose of performing the Services, or (ii) outside of the direct business relationship between Company and Vendor.

(ii)	Vendor shall cooperate with Company if an individual requests (i) access to his or her Personal Information, (ii) information about the categories of sources from which the Personal Information is collected, or (iii) information about the categories or specific pieces of the individual's Personal Information, including by providing the requested information in a portable and, to the extent technically feasible, readily useable format that allows the individual to transmit the information to another entity without hindrance. Vendor shall promptly inform Company in writing of any requests it receives from individuals with respect to their Personal Information. Vendor also shall direct the requesting individual to submit the request directly to Company by contacting Company as described in Company's then-current privacy policy.

(iii)	Upon Company's request, Vendor shall promptly delete a particular individual's Personal Information from Vendor's records. In the event Vendor is unable to delete the Personal Information for reasons permitted under the CCPA or other applicable law, Vendor shall (i) promptly inform Company of the reason(s) for its refusal of the deletion request, (ii) ensure the privacy, confidentiality and security of such Personal Information, and (iii) delete the Personal Information promptly after the reason(s) for Vendor's refusal has expired.

(iv)	Vendor shall not share, transfer, disclose, make available or otherwise provide access to any Personal Information to any third party, or contract any of its rights or obligations concerning Personal Information, unless Company has authorized Vendor to do so in writing or under the Agreement.

(v)	Vendor shall ensure that any employee, agent, consultant or contractor of Vendor ("Vendor Personnef') is granted access to Personal Information only on a need-to know basis, is subject to a confidentiality obligation, and only Processes Personal Information in accordance with this Addendum. Vendor shall exercise the necessary and appropriate supervision over Vendor Personnel to maintain appropriate privacy, confidentiality and security of Personal Information in accordance with this Addendum. Vendor shall provide training, as appropriate, regarding the requirements set forth in this Addendum to relevant Vendor Personnel who have access to Personal Information.

Exhibit C-2

(vi)	Where Vendor, with the written consent of Company or as permitted under the Agreement, provides access to Personal Information to a Subcontractor, Vendor shall enter into a written agreement with each such Subcontractor that imposes obligations on the Subcontractor that are the same as those imposed on Vendor under this Addendum. Vendor shall remain fully liable to Company for its obligations under this Addendum.

(c)	Vendor certifies that it understands and will comply with the requirements and restrictions set forth in this Addendum.

3.	Compliance with Laws

(a)	Vendor shall comply with all Privacy Laws. No applicable law, legal requirement, enforcement action, investigation, litigation or claim prohibits Vendor from (i) fulfilling its obligations under this Addendum or the Agreement, or (ii) complying with instructions it receives from Company concerning Personal Information.

(b)	In the event a law, legal requirement, enforcement action, investigation, litigation or claim, or any other circumstance, is reasonably likely to adversely affect Vendor's ability to fulfill its obligations under this Addendum, Vendor shall promptly notify Company in writing and Company may, in its sole discretion and without penalty of any kind to Company, suspend the (i) transfer or disclosure of Personal Information to Vendor or (ii) access to Personal Information by Vendor, and terminate any further Processing of Personal Information by Vendor if doing so is necessary to comply with Privacy Laws.

(c)	Vendor shall enter into any further agreement reasonably requested by Company for purposes of compliance with Privacy Laws. In case of any conflict between this Addendum and any such further privacy, confidentiality or information security written agreement, such further written agreement shall prevail with regard to the Processing of Personal Information covered by it.

4.	Data Security

•	Without limiting the obligations set forth in the Agreement, Vendor shall develop, implement and maintain reasonable and appropriate administrative, technical, physical, organizational and operational safeguards and other security measures to (i) ensure the security and confidentiality of Personal Information; (ii) protect against any anticipated threats or hazards to the security and integrity of Personal Information.

5.	Information Security Incident Notification

(a)	Vendor shall immediately inform Company in writing of any Information Security Incident of which Vendor becomes aware, but in no case longer than twenty-four (24) hours after it becomes aware of the Information Security Incident. The notification to Company shall include all available information regarding such Information Security Incident, including information on: (i) the nature of the Information Security Incident including where possible, the categories and approximate number of affected individuals and the categories and approximate number of affected Personal Information records; (ii) the likely consequences of the Information Security Incident; and (iii) the measures taken or proposed to be taken to address the Information Security Incident, including, where appropriate, measures to mitigate its possible adverse effects.

(b)	Vendor shall promptly investigate such Information Security Incident, take all necessary and advisable corrective actions, and shall cooperate fully with Company in all reasonable and lawful efforts to prevent, mitigate or rectify such incident. Vendor shall provide Company with such assurances as Company shall request that such Information Security Incident is not likely to recur. Vendor shall provide such assistance as required to enable Company to satisfy Company's obligation under Privacy Laws. The content of any filings, communications, notices, press releases or reports related to any Information Security Incident must be approved by Company prior to any publication or communication thereof by or on behalf of Vendor.

Exhibit C-3

(c)	Company shall have the right at any time after learning of an Information Security Incident to engage and involve external forensic firms in the investigation of the Information Security Incident (which will include a right to investigate Vendor's systems), and Vendor shall comply with all reasonable requests of such external forensic firm. Vendor shall use commercially reasonable efforts to preserve all applicable evidence relating to the Information Security Incident until Company has completed a forensic investigation or confirmed to Vendor that it waives its right to conduct such an investigation.

(d)	In the event of an Information Security Incident involving Personal Information in Vendor's possession, custody or control or for which Vendor is otherwise responsible, Vendor shall reimburse Company on demand for all commercially reasonable Notification Related Costs (as defined below) incurred by Company arising out of or in connection with any such Information Security Incident. "Notification Related Costs" means Company's and its affiliates' internal and external costs associated with investigating, addressing and, responding to an Information Security Incident, including but not limited to: (i) preparation and mailing or other transmission of any notifications or other communications as Company deems reasonably appropriate; (ii) establishment of a call center or other communications procedures in response to such Information Security Incident; (iii) public relations and other similar crisis management services; (iv) legal, accounting, consulting and forensic expert fees and expenses associated with Company's and its affiliates' investigation of and response to such Information Security Incident; and (v) costs for commercially reasonable credit monitoring, identity protection services or similar services that Company determines are advisable under the circumstances. For the avoidance of doubt, Notification Related Costs shall be considered direct damages and not subject to any limitation of liability under the Agreement.

6.	Audit

(a)	Vendor shall make available to Company all information necessary to demonstrate compliance with the obligations set forth in this Addendum and allow for and contribute to audits, including inspections, conducted by Company and/or its authorized representatives.

(b)	Without limiting the generality of the foregoing, on an annual basis, Vendor, at its own expense, shall require auditors to conduct an examination of the controls placed in operation and a test of operating effectiveness, as defined by Statement on Standards for Attestation Engagements No. 18, Reporting on Controls at a Service Organization (or its successors) ("SSAE 18"), of the Services performed by Vendor for or on behalf of Company and issue a SOC 1 (collectively "SOC Report") for the applicable calendar year. Vendor (including its affiliates and its and their Subcontractors) shall deliver to Company a copy of the SOC Report within six (6) weeks Vendor shall prepare and implement a corrective action plan to correct any deficiencies and resolve any problems identified in such reports. Vendor shall correct any audit control issues or weaknesses identified in any SOC Report, at no additional cost to Company. If specific audit recommendations are not implemented by Vendor, then Vendor should implement such alternative steps as are reasonably satisfactory to Company for the purposes of minimizing or eliminating the risks identified in any such SOC Report.

(c)	Company shall have the right to monitor Vendor's compliance with this Addendum. During normal business hours, and reasonable prior notice, Company and/or its authorized representatives may inspect Vendor's facilities and equipment, and any information or materials in Vendor's possession, custody or control, relating in any way to Vendor's obligations under this Addendum. An inspection performed pursuant to this Addendum shall not unreasonably interfere with the normal conduct of Vendor's business or violate Vendor's confidentiality obligations to third parties. Vendor shall reasonably cooperate with any such inspection initiated by Company.

(d)	Vendor shall notify Company in writing in the event of a material change to Vendor's internal security plans, controls or measures.

Exhibit C-4

7.	Liability

Vendor agrees to indemnify and hold Company harmless from and against any Losses (as defined under the Agreement) that ii may incur or that arise out of or in connection with a third party claim relating to (i) any violation of this Addendum; (ii) Vendor's negligence, gross negligence, bad faith, fraudulent acts or omissions, or intentional or willful misconduct; (iii) Vendor's use of any Subcontractor providing services in connection with or relating to Vendor's performance under this Addendum; and (iv) any Information Security Incident involving Personal Information in Vendor's possession, custody or control, or for which Vendor is otherwise responsible. In no event shall Vendor's liability be excluded or limited for a violation of its obligation under this Addendum.

8.	Injunctive Relief

Vendor agrees and acknowledges that any Processing of Personal Information in violation of this Addendum, Company's instructions or any Privacy Law may cause immediate and irreparable harm to Company for which money damages may not constitute an adequate remedy. Therefore, Vendor agrees that Company may obtain specific performance and injunctive or other equitable relief, in addition to its remedies at law. Company shall be entitled to such equitable relief in addition to all other remedies at law or in equity.

9.	Insurance

During the Term of the Agreement, Vendor shall maintain data privacy and security insurance in the minimum amount of $50,000.00 covering any and all loss, damage, liability, cost or expense arising from, or in any way attributable to, an Information Security Incident involving Personal Information in Vendor's possession, custody or control, or for which Vendor is otherwise responsible. The insurance required to be maintained by Vendor shall include, without limitation, coverage for legal fees; notifications; investigation, forensic and restoration costs; crisis management/public relations; credit monitoring/identity protection services; call center expenses; network interruption and extra expense/business interruption; and cyber threat extortion costs. The insurance can include a waiver of the insurers' subrogation rights and coverage and shall name Company as an additional insured.

10.	Survival

Vendor's obligations under this Addendum shall survive the termination of the Agreement and the completion of all Services subject thereto.

Exhibit C-5